Exhibit 99.1

Donaldson Company Reports Fiscal 2017 Second Quarter Earnings and Increases Guidance for Full-Year 2017 Total Sales and Earnings

Second quarter 2017 GAAP EPS of 35 cents increased from last year’s GAAP and adjusted EPS by 25.0 percent and 20.7 percent, respectively

MINNEAPOLIS--(BUSINESS WIRE)--March 1, 2017--Donaldson Company, Inc. (NYSE: DCI) today announced second quarter 2017 net earnings of $46.5 million, or 35 cents per share,1 compared with $38.0 million, or 28 cents per share, in 2016. Second quarter 2017 GAAP earnings per share (EPS) increased 20.7 percent from adjusted EPS2 of 29 cents in 2016. The tables attached to this press release include a reconciliation of non-GAAP to GAAP measures.

“We are pleased with our year-to-date results, which reflect strong execution of our strategic priorities complemented by further stabilization in overall market conditions,” said Tod Carpenter, president and chief executive officer. “Engine sales were particularly strong during second quarter, due in part to restocking at many customers, and we now expect to deliver full-year sales and profit results above our prior guidance.

“We continue to view the overall market conditions as somewhat uncertain. Recent restocking is an encouraging sign of stabilization, but the mixed outlooks provided by many large customers combined with the reemergence of headwinds from currency translation keep us cautious. Our employees remain focused on supporting our customers and executing our strategic priorities, which include the development of innovative products and driving our replacement parts business. I am proud of the results they delivered during the first half of the year, and I am confident that with their continued focus we will achieve our second-half commitments.”

[1]	All earnings per share figures refer to diluted earnings per share.

[2]	Adjusted earnings per share, a non-GAAP financial measure, exclude the impact of certain matters not related to the Company’s ongoing operations, including one-time charges in fiscal 2016 and the benefit from the Northern Technical, L.L.C. escrow settlement in first quarter 2017. See the “Accounting Considerations” section of this release for more information.

Second Quarter 2017 Financial Results

Second quarter 2017 sales increased 6.4 percent to $550.6 million from $517.2 million in the prior year. Currency translation negatively impacted second quarter 2017 sales by approximately $3.0 million. Excluding this impact, total sales increased by 7.0 percent, driven by an increase of 12.8 percent in sales of Engine Products that was partially offset by a 2.4 percent decline in sales of Industrial Products. The table below illustrates year-over-year sales performance with and without the impact from foreign currency translation.

	Three months ended		Six months ended
	January 31, 2017		January 31, 2017
		Constant		Constant
	Reported	Currency	Reported	Currency
	% Change	% Change	% Change	% Change

Off Road	9.5%	10.2%	4.6%	4.6%
On Road	(28.2)	(28.8)	(26.9)	(28.4)
Aftermarket	20.1	19.9	13.1	12.7
Aerospace & Defense	10.1	10.9	7.0	7.5
Engine Products	12.8%	12.8%	7.2%	6.8%

Industrial Filtration Solutions	6.2%	7.5%	3.0%	3.8%
Gas Turbine Systems	(35.6)	(34.5)	(5.9)	(4.9)
Special Applications	(7.9)	(5.8)	(4.5)	(3.2)
Industrial Products	(3.9)%	(2.4)%	-%	1.0%

Total Company	6.4%	7.0%	4.6%	4.7%

Donaldson’s second quarter 2017 operating margin increased to 12.6 percent from 10.4 percent in 2016. The prior-year rate was negatively impacted by approximately 0.3 percentage points from certain one-time charges.3 Excluding the impact from these charges, the first quarter 2017 GAAP operating margin increased by approximately 1.9 percentage points from the adjusted operating margin in 2016, reflecting year-over-year improvement in both gross margin and operating expense as a percent of sales (“expense rate”).

Second quarter 2017 gross margin increased to 34.1 percent from last year’s GAAP and adjusted gross margin rates of 33.0 percent and 33.2 percent, respectively. The primary driver of year-over-year gross margin improvement was higher fixed-cost absorption in fiscal 2017 than 2016.

Donaldson’s second quarter 2017 expense rate of 21.5 percent was favorable to the prior year GAAP and adjusted rates of 22.6 percent and 22.5 percent, respectively. The expense rate reflects leverage on higher sales than last year, partially offset by an increase in variable compensation expense.

[3]	Management believes that comparing fiscal 2017 GAAP operating profit metrics, which were unaffected by one-time items, with fiscal 2016 adjusted operating profit metrics is useful in understanding the Company’s performance given the one-time items recorded in prior-year GAAP results. See the Consolidated Rate Analysis table within the schedules attached to this press release for a summary of GAAP and non-GAAP gross profit, operating expenses and operating income as a rate of sales.

Fiscal 2017 second quarter interest expense was $4.8 million, compared with $5.5 million in 2016. Donaldson’s second quarter effective income tax rate was 29.8 percent, compared with 23.0 percent last year. The fiscal 2017 rate was negatively impacted by the mix of earnings across tax jurisdictions, while the prior-year rate benefitted from several factors, including the retroactive aspects of the Protecting Americans from Tax Hikes Act of 2015, favorable mix of earnings across tax jurisdictions and other discrete items.

During second quarter 2017, Donaldson repurchased 250 thousand shares, or 0.2 percent, of its common stock at an average price of $41.96 for a total investment of $10.5 million. Year to date, the Company has repurchased 1.38 million, or 1.0 percent, of its common stock at an average price of $37.56 for a total investment of $51.8 million. Donaldson paid dividends of $23.1 million in second quarter and $46.3 million year-to-date 2017.

Fiscal 2017 Outlook

Donaldson now expects full-year 2017 adjusted EPS between $1.60 and $1.68, with the midpoint of this range near the high end of the Company’s prior guidance of $1.50 to $1.66. Fiscal 2017 GAAP EPS will be approximately 5 cents higher than adjusted EPS, reflecting the benefit from the Northern Technical, L.L.C. escrow settlement that occurred in first quarter 2017.

Donaldson expects fiscal 2017 sales will increase between 2 percent and 4 percent from last year, compared with the prior expectation that 2017 sales would be in the range of a 2 percent decline and a 2 percent increase from 2016. Currency translation is now expected to negatively impact fiscal 2017 sales by approximately 1 percent.

Full-year sales in the Engine Products segment are expected to increase between 5 percent and 7 percent from last year, reflecting year-over-year growth in Aftermarket, Off-Road and Aerospace and Defense, partially offset by a decline in On-Road. Industrial Products segment sales are expected to decline between 3 percent and 1 percent from last year, with declines in Gas Turbine Systems and Special Applications being partially offset by growth in Industrial Filtration Solutions. Donaldson previously expected that full-year sales in both the Engine and Industrial Products segments would be between a 2 percent decline and a 2 percent increase compared with 2016.

Donaldson expects full-year 2017 operating margin between 13.7 percent and 14.3 percent, compared with the prior guidance range of 13.3 percent to 13.9 percent. The Company expects a full-year effective income tax rate between 27.1 percent and 29.1 percent, compared with the prior guidance range of 26.4 percent to 28.4 percent. Other income is expected between $15 million and $17 million, consistent with prior guidance.

Full-year 2017 capital expenditures are forecast between $60 million and $70 million and fiscal 2017 cash conversion is expected between 105 percent and 115 percent, compared with the prior forecast of 90 percent to 100 percent. Donaldson expects to repurchase between 2 percent and 3 percent of its outstanding shares during fiscal 2017.

Accounting Considerations

During first quarter 2017, Donaldson settled claims against an escrow account that had been established in connection with the Company’s acquisition of Northern Technical, L.L.C., which was completed in first quarter 2015. The settlement resulted in income of $6.8 million, which was recorded as other income in Donaldson’s first quarter 2017 consolidated statement of earnings and within the Industrial Products segment earnings. The income from the settlement did not affect the Company’s operating margin and it is excluded when calculating adjusted EPS.

In fiscal 2016, Donaldson incurred charges related to restructuring actions and an independent investigation into its Gas Turbine Systems business, which reduced second quarter and year-to-date 2016 operating income by $1.5 million and $11.6 million, respectively. These charges were excluded from the Company’s fiscal 2016 non-GAAP metrics, including adjusted operating margin and adjusted EPS.

Miscellaneous

The Company will webcast its fiscal 2017 second quarter earnings conference call today at 9:00 a.m. CST. To listen to a live webcast of the call, visit the Events & Presentations section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available within the Events & Presentations section of the Company’s Investor Relations website beginning at approximately 12:00 p.m. CST today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, world economic and industrial market conditions; the Company's ability to maintain certain competitive advantages over competitors; pricing pressures; the Company's ability to protect and enforce its intellectual property rights; the Company's dependence on global operations; customer concentration in certain cyclical industries; commodity availability and pricing; the implementation of new information technology systems; information security and data breaches; foreign currency fluctuations; governmental laws and regulations; changes in tax laws, regulations and results of examinations; the Company's ability to attract and retain key personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of goodwill or intangible asset impairment; execution of restructuring plans; the Company's ability to maintain an effective system of internal control over financial reporting. These risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2016. Donaldson undertakes no obligation to publicly update or revise any forward-looking statements. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	January 31,			January 31,

	2017	2016	Change	2017	2016	Change

Net sales	$550.6	$517.2	6.4%	$1,103.6	$1,055.2	4.6%

Cost of sales	362.7	346.4	4.7%	721.5	706.3	2.1%

Gross profit	187.9	170.8	10.0%	382.1	348.9	9.5%

Operating expenses	118.5	117.1	1.1%	236.3	239.7	(1.4)%

Operating income	69.4	53.7	29.5%	145.8	109.2	33.6%

Other income, net	(1.7)	(1.2)	27.9%	(9.8)	(4.1)	132.5%

Interest expense	4.8	5.5	(14.0)%	9.6	10.5	(9.4)%

Earnings before income taxes	66.3	49.4	34.3%	146.0	102.8	42.0%

Income taxes	19.8	11.4	73.5%	41.5	26.3	57.8%

Net earnings	$46.5	$38.0	22.6%	$104.5	$76.5	36.6%

Weighted average shares - basic	132.9	133.7	(0.6)%	133.2	133.8	(0.5)%

Weighted average shares - diluted	134.4	134.4	(0.1)%	134.5	134.7	(0.2)%

Net earnings per share - basic	$0.35	$0.28	25.0%	$0.78	$0.57	36.8%

Net earnings per share - diluted	$0.35	$0.28	25.0%	$0.78	$0.57	36.8%

Dividends paid per share	$0.175	$0.170	2.9%	$0.350	$0.340	2.9%

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31,	July 31,
	2017	2016
ASSETS

Cash and cash equivalents	$296.3	$243.2
Accounts receivable, net	408.4	452.4
Inventories, net	260.4	234.1
Prepaids and other current assets	60.1	80.0
Total current assets	1,025.2	1,009.7

Other assets and deferred taxes	332.8	307.5
Property, plant, and equipment, net	459.7	469.8
Total assets	$1,817.7	$1,787.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$157.8	$143.3
Employee compensation and other liabilities	180.6	183.8
Short-term borrowings	176.4	165.5
Current maturity of long-term debt	100.7	51.2
Total current liabilities	615.5	543.8

Long-term debt	297.8	350.2
Other long-term liabilities	123.7	121.6
Total liabilities	1,037.0	1,015.6

Shareholders' equity	780.7	771.4
Total liabilities & shareholders' equity	$1,817.7	$1,787.0

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	January 31,
	2017	2016
OPERATING ACTIVITIES

Net earnings	$104.5	$76.5
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	37.3	36.6
Changes in operating assets and liabilities	19.8	(16.1)
Tax benefit of equity plans	(3.0)	(1.8)
Stock compensation plan expense	5.8	5.3
Other, net	(0.1)	8.8
Net cash provided by operating activities	164.3	109.3

INVESTING ACTIVITIES

Net expenditures on property and equipment	(25.0)	(42.8)
Net change in short-term investments	—	18.0
Acquisitions, net of cash acquired	(10.9)	(12.9)
Net cash used in investing activities	(35.9)	(37.7)

FINANCING ACTIVITIES

Purchase of treasury stock	(51.8)	(68.0)
Net change in debt and short-term borrowings	11.5	72.4
Dividends paid	(46.3)	(45.2)
Tax benefit of equity plans	3.0	1.8
Exercise of stock options	12.1	5.0
Net cash used in financing activities	(71.5)	(34.0)

Effect of exchange rate changes on cash	(3.8)	(5.4)

Increase in cash and cash equivalents	53.1	32.2

Cash and cash equivalents, beginning of year	243.2	189.9

Cash and cash equivalents, end of year	$296.3	$222.1

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2017	2016	2017	2016

Gross margin	34.1%	33.0%	34.6%	33.1%

Operating expenses rate	21.5%	22.6%	21.4%	22.7%

Operating income rate	12.6%	10.4%	13.2%	10.3%

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2017	2016	2017	2016
ADJUSTED RATES
Gross margin	34.1%	33.2%	34.6%	33.4%

Operating expenses rate	21.5%	22.5%	21.4%	22.0%

Operating income rate	12.6%	10.7%	13.2%	11.4%

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales.

Although adjusted gross margin, adjusted operating expenses rate and adjusted operating income rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. The Company evaluates its results of operations both on an as reported and an as adjusted basis. The adjusted basis presentation, which is a non-GAAP measure, excludes the impact of certain matters not related to the Company's ongoing operations. See the "Accounting Considerations" and "Reconciliation of Non-GAAP Financial Measures" sections of this release for more information. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	January 31,			January 31,
	2017	2016	Change	2017	2016	Change
NET SALES
Engine Products segment
Off-Road	$57.6	$52.6	9.5%	$112.4	$107.4	4.6%
On-Road	23.3	32.5	(28.2)%	49.9	68.3	(26.9)%
Aftermarket	256.6	213.7	20.1%	504.2	445.9	13.1%
Aerospace and Defense	24.4	22.1	10.1%	49.2	45.9	7.0%
Total Engine Products segment	$361.9	$320.9	12.8%	$715.7	$667.5	7.2%

Industrial Products segment
Industrial Filtration Solutions	$127.8	$120.4	6.2%	$254.2	$246.9	3.0%
Gas Turbine Systems	21.2	32.8	(35.6)%	53.7	57.0	(5.9)%
Special Applications	39.7	43.1	(7.9)%	80.0	83.8	(4.5)%
Total Industrial Products segment	$188.7	$196.3	(3.9)%	$387.9	$387.7	—%

Total Company	$550.6	$517.2	6.4%	$1,103.6	$1,055.2	4.6%

EARNINGS BEFORE INCOME TAXES
Engine segment	$48.7	$27.4	77.7%	$94.1	$63.4	48.4%
Industrial segment	24.3	27.7	(12.3)%	62.6	51.7	21.1%
Corp/Unallocated	(6.7)	(5.7)	17.5%	(10.7)	(12.3)	(13.0)%
Total	$66.3	$49.4	34.2%	$146.0	$102.8	42.0%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	13.5%	8.5%	5.0	13.1%	9.5%	3.6
Industrial Products segment	12.9%	14.1%	(1.2)	16.1%	13.3%	2.8

Note: Percentage is calculated by dividing earnings before income taxes by sales.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2017	2016	2017		2016

Net cash provided by operating activities	$64.6	$51.3	$164.3		$109.3
Net capital expenditures	(12.6)	(21.3)	(25.0)		(42.8)
Free cash flow	$52.0	$30.0	$139.3		$66.5

Net earnings	$46.5	$38.0	$104.5		$76.5
Income taxes	19.8	11.4	41.5		26.3
Interest expense	4.8	5.5	9.6		10.5
Depreciation and amortization	18.4	18.1	37.3		36.6
EBITDA	$89.5	$73.0	$192.9		$149.9

Operating income	$69.4	$53.7	$145.8		$109.2
Restructuring charges	—	1.0	—		8.5
Investigation costs	—	0.5	—		3.1
Adjusted Operating Income	$69.4	$55.2	$145.8		$120.8

Net earnings	$46.5	$38.0	$104.5		$76.5
Restructuring charges, net of tax	—	0.7	—		5.9
Investigation costs, net of tax	—	0.3	—		2.0
Settlement, net of tax	—	—	(6.8)	(a)	—
Adjusted Net Earnings	$46.5	$39.0	$97.7		$84.4

Diluted EPS	$0.35	$0.28	$0.78		$0.57
Restructuring charges per share	—	0.01	—		0.04
Investigation costs per share	—	—	—		0.02
Settlement per share	—	—	(0.05)	(a)	—
Adjusted Diluted EPS	$0.35	$0.29	$0.73		$0.63

(a) See accounting considerations for additional information.

Although free cash flow, EBITDA, adjusted operating income, adjusted net earnings, and adjusted diluted EPS are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

CONTACT:
Donaldson Company, Inc.
Brad Pogalz, 952-887-3753